                                                                     EXHIBIT 2.2


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                G.C.R. INVESTORS

                               RONALD CASE, M.D.,

                               BRIAN RENZ, M.D.,

                               JAY MULANEY, M.D.,

                             PRG FL PARTNERSHIP I,

                                      AND

                        PHYSICIANS RESOURCE GROUP, INC.

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER, made and executed as of the 28th day of June, 1996, is by and among PRG FL PARTNERSHIP I, a Florida general partnership ("PRG Partnership"); PHYSICIANS RESOURCE GROUP, INC., a Delaware corporation ("PRG"); G.C.R. INVESTORS, a Florida general partnership (the "Partnership"), and RONALD CASE, M.D., BRIAN RENZ, M.D. AND JAY MULANEY, M.D., all individual residents of the State of Florida (individually "Partner," and collectively "Partners").


                                  WITNESSETH:

         WHEREAS, the Partnership engaged in the business of acquiring, owning, developing, leasing, marketing and operating real and personal property for an ophthalmology practice and related businesses in Lakeland, Florida;

         WHEREAS, Partners are the only partners of the Partnership;

         WHEREAS, PRG Partnership is engaged in the business of acquiring the assets of and operating real and personal property relating to ophthalmology practices;

         WHEREAS, Physicians Resource Group Realty, Inc. and PRG Realty II, Inc. each own a 50% interest in PRG Partnership; and

         WHEREAS, PRG owns a 100% interest in both Physicians Resource Group Realty, Inc. and PRG Realty II, Inc.

         WHEREAS, the parties have determined that a business combination between the parties is in the best interests of their respective partnerships and partners and accordingly have agreed to effect the Merger (hereinafter defined) upon the terms and conditions set forth herein;

         WHEREAS, it is intended that for financial accounting purposes the Merger shall be accounted for as a "pooling of interests."

         NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


SECTION 1.       THE MERGER.

         The Merger of PRG Partnership with and into the Partnership shall occur on the 28th day of June, 1996, to be effective as of 11:59 p.m. on June 30, 1996 ("Closing Date"), unless another date is mutually agreed upon among the parties hereto, shall be based on the respective representations, warranties and agreements of the parties hereto, and shall be subject to the terms and conditions herein stated.

         1.1 MERGER OF PRG PARTNERSHIP INTO THE PARTNERSHIP. On the Closing Date, PRG Partnership shall be merged with and into the Partnership in accordance with this Agreement and the separate legal existence of PRG Partnership shall thereupon cease (the "Merger"). The Partnership shall be the surviving entity in the Merger (in such capacity, hereinafter referred to as the "Surviving Partnership") and shall continue to be governed by the laws of the State of Florida and the separate legal existence of Surviving Partnership with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Merger shall have the effects specified in Chapter 620 of the Florida Statutes for partnerships which elect to be governed by the Revised Uniform Partnership Act.

         1.2 MERGER STATEMENT. If all conditions to the Merger set forth herein have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated pursuant to the terms hereof, the parties hereto shall cause to be properly executed and filed on the Closing Date a Statement of Merger meeting the requirements of Section 620.8907 of the Florida Statutes. The Merger shall become effective on the Closing Date.

         1.3 CONVERSION OF PARTNERSHIP INTERESTS. The manner of converting the partnership interests of the Partners in the Merger shall be as follows:

                 (a) As a result of the Merger and without any action on the part of the holder thereof, all of the Partners' interest in the Partnership on the Closing Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of shares of PRG common stock set forth on Annex I attached hereto less the Escrowed Shares (in the aggregate, the "Merger Consideration"). As a result of the Merger and without any action on the part of the holder thereof, all of the Partners' interest in the Partnership shall be purchased and shall cease to exist, and each Partner shall be deemed to be dissociated from the Partnership as of the Closing Date (as provided in Section 620.8906 of the Florida Statutes) and such Partner shall thereafter cease to have any rights with respect to his interest in the Partnership, except the right to receive, without interest, the Merger Consideration.

                 (b) On the Closing Date, all of the PRG Partnership interests outstanding as of the Closing Date shall be surrendered in exchange for an equal interest in the Surviving Partnership.

         1.4     [INTENTIONALLY DELETED].

         1.5 ESCROW. In addition to the shares issuable to the Partners at Closing, PRG shall deposit in escrow 4,870 shares of PRG Common Stock (the "Escrowed Shares") pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") in substantially the form attached hereto as Exhibit 1.5 and with such changes to be agreed upon between the parties, to be entered into among Partners, the Partnership, PRG Partnership, PRG and the person named therein as escrow agent ("Escrow Agent"). The Escrowed Shares shall be issued in the name of the Escrow Agent, as escrow agent. The Escrowed Shares shall be released from escrow, after provision for any Damages for which PRG or PRG Partnership may be entitled to indemnification pursuant to Article XI in accordance with the terms of the Escrow Agreement.

         1.6 SUBSEQUENT ACTIONS. If, at any time after the Closing Date, the Surviving Partnership shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of the Partnership or PRG Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, and to effect the purchase and cancellation of the Partners' interest in the Partnership in return for the consideration set forth in this Agreement, the partners of the Surviving Partnership or their duly authorized officers, directors and agents, shall be authorized to execute and deliver, in the name and on behalf of the Partnership, each Partner and PRG Partnership or otherwise, to carry out all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Partnership and PRG Partnership or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Partnership or otherwise to carry out this Agreement.

         1.7 ASSUMPTIONS OF OR PREPAYMENT OF DEBT. In connection with the Merger, PRG shall assume or prepay all indebtedness of the Partnership and shall take such actions as may be necessary, desirable or appropriate to absolve and release the Partners from any further personal liability with respect to such indebtedness.


SECTION 2.       REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE
                 PARTNERS.

         The Partnership and the Partners, jointly (with respect to representations and warranties by such Partner or the Partnership) and severally (with respect to representations and warranties by each such Partner), hereby represent and warrant as of the Closing Date and thereafter in accordance with Section 11.1, to PRG Partnership and PRG as follows:

         2.1 EXISTENCE AND GOOD STANDING. The Partnership is a general partnership duly organized, validly existing and in good standing under the laws of the State of Florida. The Partnership has all necessary powers to own all of its assets and to carry on its business as such business is now being conducted. The Partnership does not own stock in or control, directly or indirectly, any other corporation, association or business organization, nor is the Partnership a party to any other joint venture or partnership. The Partners are the sole owners of the Partnership and own all interests in the Partnership free of all security interests, claims, encumbrances and liens in the amounts set forth on Exhibit 2.1. The Partners have owned the equity interests set forth on Exhibit 2.1 since January 1, 1994 in the amounts set forth on such Exhibit. No change will be made in the equity ownership of the Partnership between the date hereof and the Closing Date. The Partnership has not acquired the interest of any Partner in the Partnership since January 1, 1994. There are no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the Partners of the Partnership on any matter, or (b) commitments, options, rights or warrants to issue any additional equity or ownership interests in the Partnership, to issue rights to or interests in the Partnership convertible into such equity interests, or to redeem any Partner's interest in the Partnership. No ownership or equity interests in the Partnership have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Partners or the Partnership. The Partnership is not required to qualify to do business as a foreign partnership in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction. The Partnership does not have any assets, employees or offices in any state other than Florida. The Partnership has not been a division or subsidiary of PRG or any of its subsidiaries since January 1,1994. The Partnership and each Partner do not own any stock of PRG.

         2.2 POWER AND AUTHORITY FOR TRANSACTIONS. The Partnership has the power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, the Partnership Agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Each Partner has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. The Partnership has obtained the approval of the Partners necessary to the consummation of the transactions contemplated herein. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by the Partnership and the Partners, as appropriate, and constitute or will constitute the legal, valid and binding obligations of the Partnership and the Partners, enforceable against the Partnership and the Partners in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, subject to the receipt of consents described on Exhibit 2.5, the consummation of the actions contemplated hereby will not, violate any provision of the Partnership Agreement of the Partnership or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which the Partnership or any Partner is a party or by which the Partnership or any Partner is bound, or violate any material restrictions of any kind to which the Partnership is subject, or result in any lien or encumbrance on any of the Partnership's assets.

         2.3 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS. All building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals required to be maintained by the Partnership or the Partners have been duly obtained and are in full force and effect and are described on Exhibit 2.3. There are no proceedings pending or, to the knowledge of the Partnership and the Partners, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof.

         The Partnership possesses all necessary licenses, permits (including building and occupancy permits), easements, rights-of-way and authorizations from all governmental authorities and private persons for the normal use, maintenance and occupancy and operation of the Real Property, and to ensure the unimpeded access, ingress and egress to and from the Real Property as required to permit the normal useage of the Real Property and improvements thereon, all of which are listed on Exhibit 2.3. Present land use laws and ordinances permit the use of the Real Property and the improvements thereon as an office and medical clinic. The Real Property complies with all applicable parking regulations and there are no governmental or private regulations, orders, agreements or instruments restricting the current use and operation of the Real Property and improvements thereon.

         2.4 RECORDS. True and correct copies of the Partnership Agreement and all amendments thereto of the Partnership and the minutes of any meeting of the Partners or actions by unanimous written consent have been delivered to PRG Partnership. The minutes and written consents contain all accurate minutes of the meetings of and consents to actions taken without meetings of the Partners since formation of the Partnership.

         True and correct copies of all title policies, surveys, environmental reports, deeds, bills of sale and other agreements and other instruments relating to the Real Property have been delivered to PRG and PRG Partnership. There are no easements, restrictions or such other agreements or instruments affecting the Real Property that are not filed of record in Polk County, Florida. True and correct copies of all leases between the Partnership and lessees of the Real Property have been delivered to PRG Partnership.

         2.5 CONSENTS. Except as set forth on Exhibit 2.5, no consent, authorization, permit, license or filing with any governmental authority, any lender, lessor, any manufacturer or supplier or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement and the agreements and documents contemplated hereby on the part of the Partnership or the Partners.

         2.6 THE PARTNERSHIP'S FINANCIAL INFORMATION. The Partnership has heretofore furnished PRG Partnership with copies of financial information (tax returns) as of and for the year ended December 31, 1995 as set forth on Exhibit
2.6 attached hereto ("Financial Information"), including the unaudited Balance Sheet ("Balance Sheet") as of December 31, 1995 ("Balance Sheet Date"). The Financial Information has been prepared in accordance with GAAP consistently followed throughout the periods indicated, reflect all liabilities of the Partnership required to be reported in accordance with GAAP, including all contingent liabilities of the Partnership, as of their respective dates, and present fairly the financial position of the Partnership as of such dates and the results of operations and cash flows for the period or periods reflected therein.

         2.7 LEASES. Exhibit 2.7 attached hereto sets forth a list of all leases pursuant to which the Partnership leases, as lessor or lessee, real or personal property used in operating the business of the Partnership or otherwise. All such leases listed on Exhibit 2.7 are valid and enforceable in accordance with their respective terms, except to the extent noted on Exhibit
2.7 and there is not under any such lease any existing material default by the Partnership, as lessor or lessee, or any condition or event of which the Partnership or any Partner has knowledge which with notice or lapse of time, or both, would constitute a material default, in respect of which the Partnership has not taken adequate steps to cure such default or to prevent a default from occurring.

         2.8 CONDITION OF ASSETS. All of the plants, structures and equipment used by the Partnership in its business are in good condition and repair subject to normal wear and tear and, to the best knowledge of the Partnership and Partners, conform with all applicable ordinances, regulations and other laws, and the Partnership and the Partners have no knowledge of any latent defects therein. The Partnership and Partners have not, since January 1, 1994, disposed of, sold or transferred any part of the Partnership's assets in contemplation of the transactions contemplated hereby.

         2.9 TITLE TO AND ENCUMBRANCES ON PROPERTY. A description of all interests in real and personal property owned by the Partnership is set forth on Exhibit 2.9(a). The Partnership has good, valid and marketable title to all of its personal and real property, free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which are set forth in Exhibit 2.9(b) attached hereto. The real property described on
Exhibit 2.9(a) (the "Real Property") constitutes the only real property owned by the Partnership and used in the conduct of the Partnership's business. Upon consummation of the transactions contemplated hereby, such interest in the Real Property shall be free and clear of all liens, security interests, claims and encumbrances except for those encumbrances disclosed on Exhibit 2.9(b) which shall be assumed by PRG Partnership in connection with the Merger or released
and satisfied by PRG Partnership in connection with the Merger.   Except as set
forth on Exhibit 2.9(c), no sales of significant assets and no spinoffs of assets have occurred since January 1, 1994.

         2.10 INVENTORIES. All inventories of the Partnership used in the conduct of its business are reflected on the Balance Sheet in accordance with generally accepted accounting principles consistently applied. The items of the Partnership's inventory have been acquired in the ordinary course of its business, are adequate for the reasonable requirements of its business, and, to the best knowledge of the Partnership and the Partners, may be used for their intended purposes. To the knowledge of the Partnership and Partners, all of the inventory owned or used by the Partnership is in good, current, standard and merchantable condition and is not obsolete or defective.

         2.11    INTELLECTUAL PROPERTY RIGHTS; NAMES.  Except as set forth on
Exhibit 2.11, the Partnership has no right, title or interest in or to patents, patent rights, corporate names, assumed names, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets or similar items and such items are the only such items necessary for the conduct of its business. Set forth in Exhibit
2.11 is a listing of all predecessor names of the Partnership, including the names of any entities from whom the Partnership previously acquired significant assets. Except for off-the-shelf software licenses, the Partnership is not a licensee in respect of any patents, trademarks, service marks, trade names, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets or similar items and no such licenses are necessary for the conduct of its business. No claim is pending or has been made to the effect that the present or past operations of the Partnership infringe upon or conflict with the asserted rights of others to any patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, licenses, specialized treatment protocols, copyrights, formulas, know-how and trade secrets. The Partnership has the sole and exclusive right to use all such proprietary rights without infringing or violating the rights of any third parties and no consents of any third parties are required for the use thereof by the Surviving Partnership.

         2.12 EMPLOYEES. The Partnership has no employees or related employee benefit plans or employee manuals. The Partnership is in compliance with all applicable laws, rules, regulations and ordinances respecting employment and employment practices. The Partnership has not engaged in any unfair labor practice. There are no unfair labor practices charges or complaints pending or threatened against the Partnership, and the Partnership has never been a party to any agreement with any union, labor organization or collective bargaining unit.

         2.13 LEGAL PROCEEDINGS. Neither the Partnership nor any Partner nor outstanding Partnership interest nor any of the Partnership's assets is subject to any pending, nor does the Partnership or any Partner have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting the Partnership, any Partner, the outstanding Partnership interests, any of the assets of the Partnership, the operations, business or prospects of the Partnership or the transactions contemplated by this Agreement, and, to the knowledge of the Partnership and the Partners, no basis for any such action exists, nor is there any legal impediment of which the Partnership or any Partner has knowledge to the continued operation of its business in the ordinary course, subject to consents set forth on Exhibit 2.5.

         2.14 CONTRACTS. The Partnership has delivered to PRG Partnership true copies of all written, and disclosed to PRG Partnership all oral, outstanding contracts, obligations and commitments of the Partnership that meet the requirements set forth in subsection (j) below ("Contracts"), all of which are listed or incorporated by reference on Exhibit 2.7 (in the case of leases),
Exhibit 2.19 (in the case of debt) and Exhibit 2.14 (in the case of Contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, all of such Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect, and no defenses, offsets or counterclaims have been asserted or may be made by any party thereto. Except as indicated on such Exhibits, there is not under any such Contract any existing default by the Partnership, or any condition or event of which the Partnership or any Partner has knowledge which with notice or lapse
of time, or both, would constitute a default.   The Partnership and the
Partners have no knowledge of any default by any other party to such Contracts. Neither the Partnership nor the Partners have received notice of the intention of any party to any Contract to cancel or terminate any Contract and have no reason to believe that any amendment or change to any Contract is contemplated by any party thereto. Other than those contracts, obligations and commitments of the Partnership listed on Exhibit 2.7, Exhibit 2.9 and Exhibit 2.14, the Partnership is not a party to any material written or oral agreement contract, lease or arrangement, including any:

                 (a) Contract related to the assets of the Partnership not made in the ordinary course of business other than this Agreement;

                 (b) Employment, consulting or compensation agreement or arrangement;

                 (c)      Labor or collective bargaining agreement;

                 (d) Lease agreement with respect to any property, whether as lessor or lessee;

                 (e) Deed, bill of sale or other document evidencing an interest in or agreement to purchase or sell real or personal property;

                 (f) Contract for the purchase of materials, supplies or equipment (i) which is in excess of the requirements of its business now booked or for normal operating inventories, or (ii) which is not terminable upon notice of sixty (60) days or less;

                 (g) Agreement for the purchase from a supplier of all or substantially all of the requirements of the Partnership of a particular product or service;

                 (h) Loan agreement or other contract for money borrowed or lent or to be borrowed or lent to another;

                 (i)      Contracts containing non-competition covenants; or

                 (j) Other contracts or agreements that involve either an unperformed commitment in excess of $5,000 or that terminate or can only be terminated by the Partnership on more than 60 days after the date hereof.

         2.15 SUBSEQUENT EVENTS. The Partnership has not, since the Balance Sheet Date (or the date set forth below):

                 (a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or entered into any contract, lease, license or commitment, except in connection with the performance of this Agreement, other than in the ordinary course of business or incurred any indebtedness;

                 (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business;

                 (c) Formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

                 (d) Made any payments to or loaned any money to any person or entity other than in the ordinary course of business;

                 (e) Lost or terminated any employee, customer or supplier that has, individually or in the aggregate, a material adverse effect on its business;

                 (f) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of the Partnership since the Balance Sheet Date;

                 (g) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets of the Partnership, tangible or intangible;

                 (h) Sold or contracted to sell or transferred or contracted to transfer any of the assets used in the conduct of the Partnership's business or cancelled any debts or claims or waived any rights, except in the ordinary course of business;

                 (i) Except in the ordinary course of business consistent with past practices, granted any increase in the rates of pay of employees, consultants or agents, or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any officer, employee, consultant or agent;

                 (j) Authorized or incurred any capital expenditures in excess of Five Thousand and No/100 Dollars ($5,000.00);

                 (k) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted hereunder;

                 (l) Within the two years preceding the Closing Date, redeemed, purchased, sold or issued any equity or ownership interest in the Partnership;

                 (m) Experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change in its financial condition, assets, prospects, liabilities or business;

                 (n) Declared or paid a distribution, payment or dividend of any kind on the capital stock of the Partnership except in the ordinary course of business;

                 (o) Repurchased, approved any repurchase or agreed to repurchase any of the Partnership's capital stock; or

                 (p) Suffered any material adverse change in the business of the Partnership or to the assets of the Partnership.

         2.16 ACCOUNTS RECEIVABLE/PAYABLE. The Balance Sheet reflects the amount, as of the Balance Sheet Date and determined in conformity with generally accepted accounting principles and the past practices employed by the Partnership, of the Partnership's (i) accounts receivable, net of allowances for uncollectible and doubtful amounts ("Accounts Receivable") and (ii) accounts payable and accrued liabilities (other than the current portion of long-term debt) ("Accounts Payable"). Exhibit 2.16 contains a true and accurate (i) list of all Accounts Receivable, (ii) list of all Accounts Payable and (iii) statement of the working capital ("Working Capital") of the Partnership as of the Balance Sheet Date. The Partnership maintains its accounting records in sufficient detail to substantiate the accounts receivable reflected on the Balance Sheet and has given and will give to PRG Partnership full and complete access to those records, including the right to make copies therefrom. Since the Balance Sheet Date, the Partnership has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure.

         2.17 TAXES. The Partnership has filed all tax returns required to be filed by it, and made all payments of taxes, including any interest, penalty or addition thereto, required to be made by it, with respect to income taxes, real and personal property taxes, sales taxes, use taxes, employment taxes, excise taxes and other taxes due and payable on or before the date of this Agreement. All such tax returns are complete and accurate in all respects and properly reflect the relevant taxes for the periods covered thereby. The Partnership has no tax liability, except for real and personal property taxes for the current period not yet due and payable and sales, use, employment and similar taxes for periods as to which such taxes have not yet become due and
payable.   The unpaid taxes of the Partnership did not, as of the Balance Sheet
Date, exceed the reserve for taxes (rather than any reserve for deferred taxes established to reflect timing differences between book and income tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), as adjusted for the passage of time through the Closing Date (in accordance with the past custom and practice of the Partnership). The Partnership and the Partners have not received any notice that any tax deficiency or delinquency has been asserted against the Partnership. There are no audits relating to taxes of the Partnership threatened, pending or in process. The Partnership is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency. There are no liens or encumbrances relating to taxes on or threatened against any of the assets of the Partnership. The Partnership has withheld and paid all taxes required by law to have been withheld and paid by it. Neither the Partnership nor any predecessor of the Partnership is or has been a party to any tax allocation or sharing agreement or a member of an affiliated group of corporations filing a consolidated federal income tax return. The Partnership has delivered to PRG Partnership correct and complete copies of the Partnership's three most recently filed annual state and federal income tax returns, together with all examination reports and statements of deficiencies assessed against or agreed to by the Partnership during the three calendar year period preceding the date of this Agreement. The

Partnership has neither made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstance could obligate it to make any payments that will not be deductible under Code section 280G.

         2.18 COMMISSIONS AND FEES. There are no claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against PRG, PRG Partnership, the Partnership or the Partners resulting from any action taken by the Partnership or the Partners or their respective agents or employees, or any of them.

         2.19 LIABILITIES; DEBT. Except to the extent reflected or reserved against on the Balance Sheet, the Partnership did not have, as of the Balance Sheet Date, and has not incurred since that date and will not have occurred as of the Closing Date, any liabilities or obligations of any nature required to be disclosed in accordance with GAAP, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those incurred in the ordinary course of business. The Partnership and the Partners do not know, or have reasonable grounds to know, of any basis for the assertion against the Partnership as of the Balance Sheet Date, of any claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheet which is required to be disclosed in accordance with GAAP, or of any claim or liability of any nature arising since that date other than those incurred in the ordinary course of business or contemplated by this Agreement. All indebtedness of the Partnership (including without limitation, indebtedness for borrowed money, guaranties and capital lease obligations) is described on
Exhibit 2.19 attached hereto.

         2.20 INSURANCE POLICIES. The Partnership carries property, liability, casualty and such other types of insurance as is customary in the industry with respect to the ownership and operation of real property. Valid and enforceable policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in Exhibit 2.20 attached hereto and true and correct copies have been delivered to PRG Partnership. Neither the Partnership nor any Partner has received notice or other communication from the issuer of any such insurance policy cancelling or amending such policy or threatening to do so. The Partnership has no outstanding claims, settlements or premiums owed against any insurance policy.

         2.21 EMPLOYEE BENEFIT PLANS. The Partnership has no employees and has neither established, nor maintains, nor is obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of compensation or employment plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit-sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Partnership has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multiemployer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

         2.22 ADVERSE AGREEMENTS. The Partnership is not, and will not be as of the Closing Date, a party to any agreement or instrument or subject to any other restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Partnership.

         2.23 COMPLIANCE WITH LAWS IN GENERAL. The Partnership and the Partners have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws and medical waste laws, and there exist no violations by the Partnership or any Partner of any federal, state or local law or regulation. Neither the Partnership nor any Partner has received any notice of a violation of any federal, state and local laws, regulations and ordinances relating to the operations of the business and assets of the Partnership and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by the Partnership or any Partner.

         Neither the Partnership, any Partner, the Assets or the Real Property are currently in violation of, or subject to any existing, pending or, to the knowledge of the Partners, threatened, investigation or inquiry by any governmental authority or to any remedial obligations under, any Environmental Laws. Other than those that have been obtained, the Partnership is not required to obtain, any permits, licenses or similar authorizations to occupy or use the Real Propery by reason of any Environmental Laws or other laws, rules or regulations. None of the assets owned or leased by the

Partnership nor the Real Property or improvements located therein are on any fedreal or state "Superfund" list or subject to any environmentally related liens.

         2.24 FRAUD AND ABUSE. The Partnership and the Partners have not, to the knowledge of the Partnership and the Partners, engaged in any activities which are prohibited under Section 1320a-7b or Section 1395nn of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, as such laws relate to the business conducted by the Partnership.

         2.25 NO UNTRUE REPRESENTATIONS. No representation or warranty by the Partnership or any Partner in this Agreement, and no Exhibit or certificate issued or executed by, or information furnished by, the Partnership or any Partner and furnished or to be furnished to PRG Partnership or PRG pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

         2.26 ACCREDITED INVESTOR STATUS. Each Partner is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act").

         2.27 DISTRIBUTIONS AND REPURCHASES; COMPENSATION. No distribution or payment of any kind has been declared or paid by the Partnership with respect to any Partnership interest since January 1994 (other than in the ordinary course of business). No repurchase of any Partnership interest has been approved, effected or is pending, or is contemplated by the Partnership. No distributions of cash or other assets have been made to any Partner (other than distributions made in the ordinary course of business) since January 1, 1994. Other than in the ordinary course of business, there have been, and will be, no payments to the Partnership or the Partners made in contemplation of the transactions contemplated hereby (other than as set forth on Annex I hereof), including without limitation, compensation adjustments and bonuses, contractual buyouts, both for services and property.

         2.28    [INTENTIONALLY DELETED]

         2.29 BANKING RELATIONS. Set forth in Exhibit 2.30 is a complete and accurate list of all arrangements that the Partnership has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.30    OWNERSHIP INTERESTS OF INTERESTED PERSONS; COMPETITORS.
Except as set forth on Exhibit 2.31, no partner of the Partnership, or their respective spouses, children or affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier or competitor of the Partnership or any organization that has a material contract or arrangement with the Partnership. Except for certain lease agreements disclosed on Exhibit 2.7, neither the Partnership, nor any of its partners nor any affiliate of such person is, or within the last three years was, a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any physician, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, the Partnership or to provide services, lease space, lease equipment or engage in any other venture or activity with the Partnership.

         2.31 PAYORS. Exhibit 2.32 sets forth a true, complete and correct list of the names and addresses of each payor of the Partnership's services which accounted for more than 10% of revenues of the Partnership in the preceding fiscal year. The Partnership has good relations with all such payors and other material payors of the Partnership and none of such payors has notified the Partnership that it intends to discontinue its relationship with the Partnership or to deny any claims submitted to such payor for payment.

         2.32 ACCOUNTING MATTERS. The Partnership and the Partners have not taken, failed to take or agreed to take any action that would prevent PRG Partnership or PRG from accounting for the business combination to be effected by the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto and the pronouncements of the Securities and Exchange Commission ("SEC").

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF PRG PARTNERSHIP AND PRG.

         PRG Partnership and PRG hereby represent and warrant, as of the Closing Date, to the Partnership and the Partners as follows:

         3.1 CORPORATE EXISTENCE: GOOD STANDING. PRG is a corporation duly organized and existing and in good standing under the laws of the State of
Delaware, and PRG is qualified to do business in the State of Florida.   PRG
Partnership is a general partnership duly organized, validly existing and in good standing under the laws of the State of Florida, and the corporate partners of PRG Partnership are duly organized and existing and in good standing under the laws of the State of Delaware and have qualified to do business in the State of Florida.

         3.2 POWER AND AUTHORITY. Each of PRG Partnership and PRG has power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all actions required by law, its Certificate or Articles of Incorporation, Bylaws, Partnership Agreement or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. PRG and PRG Partnership have all necessary powers to own all of their respective assets and to carry on their business as such business is now being conducted This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by PRG and PRG Partnership, as appropriate, and constitute or will constitute the legal, valid and binding obligations of PRG and PRG Partnership, enforceable against PRG and PRG Partnership in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement and the agreements related hereto executed and delivered pursuant to this Agreement do not and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate or Articles of Incorporation, Bylaws or Partnership Agreement of either PRG Partnership or PRG or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement instrument, order, arbitration award, judgment or decree to which PRG Partnership or PRG is a party or by which either of them is bound, or violate any restrictions of any kind to which PRG Partnership or PRG is subject.

         3.3 COMMISSIONS AND FEES. There are no claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against PRG, PRG Partnership, the Partnership or the Partners resulting from any action taken by PRG or PRG Partnership or their respective agents or employees, or any of them.

         3.4 CAPITAL STOCK. All of the outstanding partnership interests of PRG Partnership are or will be as of the Closing Date validly issued, fully paid and nonassessable and are or will be as of the Closing Date owned directly by PRG, free and clear of all liens, claims and encumbrances. The issuance and delivery by PRG of shares of the common stock of PRG in connection with the Merger will be as of the Closing Date duly and validly authorized by all necessary corporate action on the part of PRG. The shares of PRG common stock to be issued in connection with the Merger, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

         3.5 NO UNTRUE REPRESENTATIONS. No representation or warranty by PRG Partnership or PRG in this Agreement, and no Exhibit or certificate issued by officers or directors of PRG Partnership or PRG and furnished or to be furnished to the Partnership or the Partners pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

         3.6 OTHER REPRESENTATIONS. PRG has no plan or intention to cause the Surviving Partnership to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business or transfers to corporations controlled by PRG. Following the consummantion of the transactions contemplated by this Agreement, the Surviving Partnership will use a significant portion of its historic business assets in a business. PRG has no plan or intention to liquidate the Surviving Partnership, to merge the Surviving Partnership with or into another corporation, or to sell or otherwise dispose of the stock of the Surviving Partnership, except for transfers of stock to corporations or other entities controlled by PRG. PRG has no plan or intention to reaquire any of its stock issued in the transactions contemplated by this Agreement. PRG holds a partnership interest representing not less than 80% of the voting power of PRG Partnership and not less than 80% of all other ownership or equity interests of PRG Partnership.

         3.7 CONSENTS. Except as have been obtained prior to the Closing Date, no consent, authorization, permit, license or filing with any governmental authority, any lender, lessor, any manufacturer or supplier or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement and the agreements and documents contemplated hereby on the part of PRG or PRG Partnership.

SECTION 4.       COVENANTS OF THE PARTNERSHIP AND THE PARTNERS.

         The Partnership and the Partners, jointly (with respect to covenants of the Partnership or such Partner) and severally (with respect to covenants of such Partner), agree that between the date hereof and the Closing Date:

         4.1 CONSUMMATION OF AGREEMENT. The Partnership and the Partners shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         4.2 BUSINESS OPERATIONS. The Partnership and the Partners shall operate the Partnership's business in the ordinary course. The Partnership shall not enter into any lease, contract, indebtedness, commitment, purchase or sale or acquire or dispose of any capital asset except in the ordinary course of business. The Partnership and the Partners shall use their best efforts to preserve the business and assets of the Partnership intact and shall not take any action that would have an adverse effect on the business or assets of the Partnership, including without limitation, any action the primary purpose or effect of which is to generate or preserve cash; provided that the Partnership may continue to operate in the ordinary course of business. The Partnership and the Partners shall use their best efforts to preserve intact the relationships with payors, customers, suppliers and others having significant business relations with the Partnership. The Partnership shall collect its receivables and pay its trade payables in the ordinary course of business. The Partnership shall not introduce any new method of management, operations or accounting.

         4.3 ACCESS AND NOTICE. The Partnership and the Partners shall permit PRG and PRG Partnership and their authorized representatives reasonable access to, and make available for inspection, all of the assets and business of the Partnership and all of its assets, including employees, customers and suppliers and permit PRG, PRG Partnership and their authorized representatives to inspect and make copies of all documents, records and information with respect to the business or assets of the Partnership as PRG, PRG Partnership or their representatives may reasonably request. The Partnership and the Partners shall promptly notify PRG Partnership in writing of (a) any notice or communication relating to a default or event that, with notice or lapse of time or both, could become a default, under any contract, commitment or obligation to which the Partnership is a party, and (b) any adverse change in the Partnership's business, financial condition or the conditions of its assets.

         4.4 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. The Partnership and the Partners shall use their best efforts to secure all necessary approvals and consents of third parties (or shall assist PRG in such efforts) to the consummation of the transactions contemplated hereby, including consents described on Exhibit 2.5. The Partnership and the Partners shall use their best efforts to obtain all licenses, permits, approvals or other authorizations required under any law, rule, regulation, or otherwise to conduct the intended business of the Partnership.

         4.5 ACQUISITION PROPOSALS The Partnership and the Partners shall not, and shall use their best efforts to cause the Partnership's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer, including without limitation, any proposal or offer to the Partners, with respect to a merger, acquisition, consolidation or similar transaction involving, or the purchase of all or any significant portion of the assets or any equity securities of the Partnership or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such proposal or offer, and the Partnership and the Partners will immediately cease any such activities, discussions or negotiations heretofore conducted with respect to any of the foregoing. The Partnership and the Partners shall immediately notify PRG Partnership if any such inquiries or proposals are received.

         4.6 DISTRIBUTIONS AND REPURCHASES. No distribution or payment of any kind will be declared or paid by the Partnership except in the ordinary course of business or with the consent of PRG, nor will any repurchase of any interests in the Partnership be approved or effected.

         4.7 REQUIREMENTS TO EFFECT MERGER. The Partnership and each Partner shall use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         4.8 VOTING OF SHARES; IRREVOCABLE PROXY. Each Partner agrees that until the earlier of the Closing Date or the termination of this Agreement, each such Partner shall vote at any meeting of the Partners or take action by written consent for adoption of this Agreement, as hereby amended, and in favor of the Merger and any other transactions contemplated by this Agreement, and against any action, omission or agreement which would impede or interfere with, or have the effect of discouraging, the Merger.

         4.9 ACCOUNTING AND TAX MATTERS. The Partnership will not change in any material respect the accounting methods or practices followed by the Partnership (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Partnership will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Partnership will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Partnership required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         4.10 ACCOUNTING MATTERS. The Partnership and Partners shall not take or cause to be taken any action that would disqualify the Merger as a "pooling of interests" for accounting purposes.

         4.11 EXHIBITS. The Partnership and Partners shall provide each of the Exhibits hereto on or before the Closing Date, which exhibits shall be in form and substance satisfactory to PRG and PRG Partnership.

SECTION 5.       COVENANTS OF PRG AND PRG PARTNERSHIP.

         PRG and PRG Partnership, jointly and severally, agree that between the date hereof and the Closing Date:

         5.1 CONSUMMATION OF AGREEMENT. PRG and PRG Partnership shall use their best efforts to cause the consummation of the transactions contemplated
hereby in accordance with their terms and provisions.   PRG and PRG Partnership
will use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials all necessary documents in form approved by counsel for the parties to this Agreement.

         5.2 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS; RELEASE OF GUARANTIES. PRG and PRG Partnership shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of
the transactions contemplated hereby.   In connection with its assumption of
the indebtedness described on Exhibit 2.19 attached hereto, PRG and PRG Partnership shall cause the guaranty of such indebtedness by the Partners to be released or shall unconditionally indemnify the Partners with respect to the full amount of such guaranties from and after the Closing Date.

         5.3 LISTING APPLICATION. PRG shall prepare and submit to the New York Stock Exchange (the "NYSE") a listing application covering the Merger Consideration and shall use its best efforts to obtain approval for the listing of the Merger Consideration upon official notice of issuance.

SECTION 6.       PRG PARTNERSHIP AND PRG CONDITIONS PRECEDENT.

         The obligations of PRG Partnership and PRG hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Partnership and the Partners contained herein shall be true and correct in all material respects as of the Closing Date.

         6.2 COVENANTS AND CONDITIONS. The Partnership and the Partners shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by the Partnership and the Partners prior to the Closing Date.

         6.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         6.4 NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Partnership shall have occurred since the Balance Sheet Date.

         6.5 DUE DILIGENCE REVIEW. By the Closing Date, PRG Partnership and PRG shall have completed a due diligence review of the business, operations and Financial Information of the Partnership, the results of which shall be satisfactory to PRG Partnership and PRG in their sole discretion.

         6.6 APPROVAL BY THE BOARD OF DIRECTORS This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of PRG or a committee thereof.

         6.7 CONSENTS AND APPROVALS. The Partnership and the Partners shall have obtained all necessary government and other third-party approvals and consents.

         6.8 CLOSING DELIVERIES. PRG Partnership shall have received all documents, duly executed in form satisfactory to PRG Partnership and its counsel, referred to in Section 10.1.

         6.9 DEBT AND RECEIVABLES. There shall be no indebtedness, receivables or payables between the Partnership and its partners or affiliates and, other than the indebtedness described on Exhibit 2.19, the Partnership shall not have any liabilities, including indebtedness, guaranties and capital leases, that are not approved by PRG.

         6.10 MERGER CONSIDERATION. The Merger Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

         6.11 NO CHANGE IN WORKING CAPITAL. There shall have been no change in the Working Capital.

         6.12    ACCOUNTING OPINION.   PRG and PRG Partnership shall have
received an opinion concerning the qualification of the Merger as a pooling of interests under applicable accounting standards from Arthur Anderson, L.L.P.

         6.13    REAL ESTATE.    The transactions described in that certain
Agreement and Plan of Merger dated June 6, 1996 by and among Central Florida Eye Associates, P.A., the Partners, PRG FL Acquisition Corporation and PRG above shall be closed simultaneously with the transactions contemplated hereby on or before June 28, 1996 (with an effective date of 11:59 p.m. on June 30, 1996).


SECTION 7.       THE PARTNERSHIP'S AND THE PARTNERS' CONDITIONS PRECEDENT.

         The obligations of the Partnership and the Partners hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of PRG Partnership and PRG contained herein shall be true and correct in all respects as of the Closing Date.

         7.2 COVENANTS AND CONDITIONS. PRG Partnership and PRG shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by PRG Partnership and PRG prior to the Closing Date.

         7.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         7.4 CLOSING DELIVERIES. The Partnership shall have received all documents, duly executed in form satisfactory to the Partnership and its counsel, referred to in Section 5.2.

         7.5 MERGER CONSIDERATION. The Merger Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.


SECTION 8.       CLOSING DELIVERIES.

         8.1 DELIVERIES OF THE PARTNERSHIP AND THE PARTNERS. At or prior to the Closing, the Partnership and the Partners shall deliver to PRG Partnership the following, all of which shall be in a form satisfactory to counsel to PRG Partnership and PRG:

                 (a) a copy of the agreements or resolutions of the Partners of the Partnership authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each notarized as being true and correct copies of the original thereof;

                 (b) certificates of each Partner, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of the Partnership and each Partner contained herein; (ii) as to the performance of and compliance by the Partnership and each Partner with all covenants contained herein; and (iii) certifying that all conditions precedent of the Partnership and each Partner to the Closing have been satisfied;

                 (c) all authorizations, consents, approvals, permits and licenses referred to in Sections 2.3 and 2.5 (to the extent not provided by PRG or PRG Partnership at Closing); and

                 (d)      an executed Escrow Agreement;

                 (e) such other instruments and documents as reasonably requested by PRG or PRG Partnership to carry out and effect the purpose and intent of this Agreement; and

                 (f) all documentation related to the Real Property as reasonably required by PRG Partnership.

         8.2 DELIVERIES OF PRG PARTNERSHIP AND PRG. At or prior to the Closing, PRG Partnership and PRG shall deliver to the Partnership the following, all of which shall be in a form satisfactory to counsel to the Partnership and the Partners or the Clinic, as applicable:

                 (a)      the Merger Consideration;

                 (b) a copy of the agreements or resolutions of the Partners of PRG Partnership and PRG (or a committee thereof) authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each notarized or certified by the Secretary as being true and correct copies of the original thereof;

                 (c) certificates of the President of PRG, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of PRG Partnership and PRG contained herein; (ii) as to the performance of and compliance by PRG Partnership and PRG with all covenants contained herein; and (iii) certifying that all conditions precedent of PRG Partnership and PRG to the Closing have been satisfied;

                 (d) certificates, dated within 10 days of the Closing Date, of the Secretary of the State of Delaware establishing that PRG is in existence and are in good standing to transact business in the State of Delaware and the State of Florida;


                 (e)      an executed Escrow Agreement;

                 (f) satisfaction of mortgages and evidence of payoff of all indebtedness necessary to satisfy title requirements with respect to the Real Property acquired by the Surviving Partnership pursuant to the Merger and release of guaranties or unconditional indemnification agreement as required pursuant to Section 5.2 hereof to be provided within 10 days of Closing; and

                 (g) such other instruments and documents as reasonably requested by the Partnership or Partners to carry out and effect the purpose and intent of this Agreement.


SECTION 9.       NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                 INDEMNIFICATION.

         9.1 NATURE AND SURVIVAL. All statements contained in this Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of the Partnership and the Partners, jointly (with respect to the representations and warranties of the Partnership or such Partner) and severally (with respect to representations and warranties of such Partner), or of PRG Partnership and PRG, jointly and severally, as the case may be. Except as provided herein, all such representations and warranties, and all representations and warranties expressly labeled as such in this Agreement shall survive the date of this Agreement and the Closing Date for a period of one (1) year following the Closing Date. Each party covenants with the other parties not to make any claim with respect to such representations and warranties, against any party after the date on which such survival period shall terminate. No party shall be entitled to claim indemnity from any other party pursuant to Section 9.2 or 9.3 hereof, unless such party has timely given the notice required in Sections 9.2,
9.3 or 9.4 hereof, as the case may be. Each party hereby releases, acquits and discharges the other party from any and all claims and demands, actions and causes of action, damages, costs, expenses and rights of setoff with respect to which the notices required by Section 9.2, 9.3 or 9.4, as applicable, are not timely provided.

         9.2 INDEMNIFICATION BY PRG AND PRG PARTNERSHIP. PRG PARTNERSHIP AND PRG, JOINTLY AND SEVERALLY (FOR PURPOSES OF THIS SECTION 11.2 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, "INDEMNITOR"), SHALL INDEMNIFY AND HOLD THE PARTNERS AND THEIR RESPECTIVE AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING THE PARTNERSHIP AND THE PARTNERS, FOR PURPOSES OF THIS SECTION 9.2 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, AS "INDEMNIFIED PERSON"), HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM:

         (I) ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER,

         (II) FROM AND AFTER THE CLOSING DATE, INDEMNITOR'S MANAGEMENT, OPERATION AND THE OWNERSHIP OF THE PARTNERSHIP, OR

         (III) FROM ANY CLAIMS MADE BY SURGICARE OF CENTRAL FLORIDA, LTD. OR ANY INDIVIDUAL PARTNERS THEREOF IN CONNECTION WITH ANY ALLEGED BREACH BY THE PARTNERSHIP OR PARTNERS (IN THEIR INDIVIDUAL CAPACITY AS PARTNERS OR AS LIMITED PARTNERS IN SURGICARE OF CENTRAL FLORIDA, LTD.) OF SECTION 32 OF THAT CERTAIN DEVELOPMENT AND LEASE AGREEMENT DATED FEBRUARY 17, 1995, BETWEEN THE PARTNERSHIP AND SURGICARE OF CENTRAL FLORIDA, LTD.

IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

         9.3 INDEMNIFICATION BY THE PARTNERSHIP AND THE PARTNERS. THE PARTNERSHIP AND THE PARTNERS (FOR PURPOSES OF THIS SECTION 9.3 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, "INDEMNITOR"), JOINTLY (WITH RESPECT TO THE PARTNERSHIP OR SUCH PARTNER) AND SEVERALLY (WITH RESPECT TO SUCH PARTNER), SHALL INDEMNIFY AND HOLD PRG PARTNERSHIP, PRG AND THEIR RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING PRG PARTNERSHIP AND PRG, FOR PURPOSES OF THIS SECTION 11.3 AND, TO THE EXTENT APPLICABLE, SECTION 11.4, AS "INDEMNIFIED PERSON") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, CLAIMS, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ("DAMAGES") ARISING FROM OR BY REASON OF OR RESULTING FROM:

         (I) ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE, OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER, AND, WITH RESPECT TO ALL TIMES PRIOR TO THE CLOSING DATE, ARISING FROM OR BY REASON OF OR RESULTING FROM THE INDEMNITOR'S MANAGEMENT AND CONDUCT OF THE OWNERSHIP OR OPERATION OF THE PARTNERSHIP,

         (II) ANY ALLEGED ACT OR NEGLIGENCE OF INDEMNITOR OR ITS EMPLOYEES, AGENTS AND INDEPENDENT CONTRACTORS IN OR ABOUT THE PARTNERSHIP'S BUSINESS,

         (III) ANY VIOLATION BY THE PARTNERSHIP OR THE PARTNERS OR THEIR CONSULTANTS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND AFFILIATES OF STATE OR FEDERAL LAWS GOVERNING HEALTHCARE FRAUD AND ABUSE, WHETHER ON OR AFTER THE CLOSING DATE,

         (IV) TAXES OF THE PARTNERSHIP OR ANY OTHER PERSON (INCLUDING ANY PARTNER) ARISING FROM OR AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR

         (V) ANY LIABILITY OF THE PARTNERSHIP OR THE PARTNERS FOR COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS FEES) INCURRED IN CONNECTION WITH THE NEGOTIATION, PREPARATION OR CLOSING OF TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DOCUMENTS TO BE EXECUTED IN CONNECTION HEREWITH.

IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

         9.4 INDEMNIFICATION PROCEDURE. Within sixty (60) days after Indemnified Person receives written notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, or within such lesser time as may be provided by law for the defense of such action or proceeding, such Indemnified Person shall notify Indemnitor thereof. If any such action or other proceeding shall be brought against any Indemnified Person, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and which could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys of Indemnified Person in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.

         9.5 LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained herein to the contrary, any indemnification by the Partnership and Partners in favor of PRG or PRG Partnership shall not exceed in all cases the Escrowed Shares, and any indemnification by PRG and PRG Partnership in favor of the Partnership and Partners shall not exceed in all cases (other than as set forth in Section 11.2(III) $55,055. Furthermore, other than claims pursuant to
Section 11.2(III) which shall survive for the statute of limitations period, no claim for Damages shall be made by any party more than one (1) year after the Closing Date.

         9.6     CERTAIN TAX MATTERS.

                 (a) PRG shall prepare and file or cause to be prepared and filed any tax returns, statements and reports ("Tax Returns") of Surviving Partnership covering taxable periods ending on or before the Closing Date which have not been filed on or before the Closing Date. Partners shall, jointly and severally, within fifteen (15) days after payment thereof and receipt of notice of such payment, reimburse, indemnify and hold harmless PRG and the Surviving Partnership for all taxes, and all related interest, penalties and additions to tax ("Taxes"), with respect to taxable periods of the Partnership ending on or before the Closing Date.

                 (b) PRG shall prepare and file or cause to be prepared and filed any Tax Returns of Surviving Partnership covering taxable periods which begin before the Closing Date and end after the Closing Date ("Straddle Periods"). Partners shall, jointly and severally, within fifteen (15) days after payment thereof and notice of such payment, reimburse, indemnify and hold harmless PRG and the Surviving Partnership for all Taxes for any Straddle Period, to the extent related to the portion of the Straddle Period ending on the Closing Date. For such purposes, the portion of any Tax attributable to the portions of a Straddle Period ending on the Closing Date and beginning after the Closing Date shall be determined by apportioning the Tax for the entire Straddle Period among such periods based on the number of days in each such period, provided that, in the case of Taxes based upon or related to income or receipts, such portion shall be the amount of Tax which would have been due if the relevant Straddle Period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Straddle Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Partnership.

                 (c) The Partnership, Partners, PRG, Surviving Partnership and PRG Partnership shall reasonably cooperate with each other in connection with the filing of Tax Returns pursuant to this Section 11.5(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the provision of copies, at the requesting party's expense, of records and information relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

SECTION 10.      TERMINATION.  This Agreement may be terminated:

         (a)     at any time by mutual agreement of all parties;

         (b) at any time by PRG or PRG Partnership if any representation or warranty of the Partnership or any Partner contained in this Agreement or in any certificate or other document executed and delivered by the Partnership or any Partner pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Partnership or any Partners fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

         (c) at any time by the Partnership or the Partners if any representation or warranty of PRG or PRG Partnership contained in this Agreement or in any certificate or other document executed and delivered by PRG or PRG Partnership pursuant to this Agreement is or becomes untrue or breached in any material respect or if PRG or PRG Partnership fails to comply in any material respect with any covenant or agreement contained herein and such misrepresentation, noncompliance or bread is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

         (d) by PRG, PRG Partnership, the Partnership or the Partners if the merger contemplated hereby shall not have been consummated by June 28, 1996;

         (e) by PRG at any time prior to the Closing Date if PRG determines in its sole discretion as the result of its legal, financial and operational due diligence with respect to the Partnership, that such termination is desirable and in the best interests of PRG; or

         (f) by the Partners if counsel for the Partners shall determine, in its reasonable good faith judgment, that the provisions of Section 11.3(III) shall not be satisfactory to protect the Partners with respect to the claims discussed therein.


SECTION 11. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Partners recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of PRG, Surviving Partnership or PRG Partnership that is valuable, special and unique assets of PRG's, Surviving Partnership's or PRG Partnership's businesses. The Partners agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of the Partners, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause
(ii), the Partners shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) the Partners reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the Partners are the sole and exclusive owner of such confidential information as a result of the transactions contemplated hereunder or otherwise. In the event of a breach or threatened breach by the Partners of the provisions of this Section 14, PRG, Surviving Partnership or PRG Partnership shall be entitled to an injunction restraining the Partners from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting PRG, Surviving Partnership or PRG Partnership from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this Section 14 shall survive the termination of this Agreement.

SECTION 12.      INVESTMENT REPRESENTATIONS.

         12.1 ECONOMIC RISK; SOPHISTICATION. The Partners are able to bear the economic risk of an investment in PRG common stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect their own interests in connection with the acquisition of the PRG common stock. The Partners or their respective purchaser representatives have had an adequate opportunity to ask questions and receive answers from the officers of PRG concerning any and all matters relating to the background and experience of the officers and directors of PRG, the plans for the operations of the business of PRG, and any plans for additional acquisitions and the like. The Partners or their respective purchaser representatives have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

         12.2 AFFILIATES. PRG shall be entitled to place legends as specified in the Affiliates Letters on the certificate(s) evidencing any common stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for common stock of PRG, consistent with the terms of such Affiliate Letters.


SECTION 13.      MISCELLANEOUS.

         13.1 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile AND overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

         If to PRG:                           If to PRG Partnership:

           Physicians Resource Group, Inc.      PRG FL Partnership I
           Three Lincoln Centre                 Three Lincoln Centre
           5430 LBJ Freeway, Suite 1540         5430 LBJ Freeway, Suite 1540
           Dallas, Texas 75240                  Dallas, Texas 75240
           Attn:  Richard J. D' Amico           Attn:  Richard J. D' Amico
           Facsimile: (214) 982-8299            Facsimile: (214) 982-8299

         with a copy of each notice directed to PRG Partnership or PRG to:

           James S. Ryan, III, Esquire
           Jackson & Walker, L.L.P.
           901 Main Street
           Dallas, Texas  75202
           Facsimile:  (214) 953-5822

         If to the Partnership or the Partners:    814 Griffin Road
                                                   Lakeland, FL 33805
                                                   Facsimile:

         with a copy to:                           Thomas Driscoll, Esquire
                                                   Foley, Lardner, Weissburg &
                                                   Aronson
                                                   One Maritime Plaza, 6th Floor
                                                   San Francisco, CA 94111
                                                   Telecopy: (415) 434-4507


All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications, properly addressed and postage prepaid with the overnight courier.

         13.2 FURTHER ASSURANCES; ACCOUNTS RECEIVABLE. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of Agreement. Partners shall assist PRG and Surviving Partnership in collecting the accounts receivable of the Partnership acquired by PRG and PRG Partnership in connection with this transaction and in the event that any Partner shall receive the proceeds of any such accounts receivable, shall immediately forward such amounts to Surviving Partnership.

         13.3 EACH PARTY TO BEAR COSTS. Each of the parties to this Agreement shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Without limiting the generality of the foregoing and whether or not such liabilities may be deemed to have been incurred in the ordinary course of business, PRG Partnership, Surviving Partnership and PRG shall not be liable to or required to pay, either directly or indirectly, any (a) fees and expenses of legal counsel, accountants, auditors or other persons or entities retained by the Partners for services rendered in connection with negotiating and closing the transactions contemplated by this Agreement or the documents to be executed in connection herewith, whether or not such costs or expenses are incurred before or after the Closing Date and the Partners shall be liable for all such costs, and (b) local, state and federal income taxes or other similar charges on income or gain incurred by the Partnership or the Partners as a result of the
transactions contemplated hereby.   As of the Closing Date, the Partnership
shall not have any liability for any fees or expenses of legal counsel, accountants, auditors or other persons or entities for services rendered in connection with negotiating and closing the transactions contemplated by this Agreement or the documents to be executed in connection herewith.

         13.4 PUBLIC DISCLOSURES. Except as otherwise required by law, no party to this Agreement shall make any public or other disclosure of this Agreement or the transactions contemplated hereby without the prior consent of the other parties. The parties to this Agreement shall cooperate with respect to the form and content of any such disclosures.

         13.5 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA AND APPLIED WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

         13.6 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         13.7 INTEGRATION OF EXHIBITS. All Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

         13.8    ENTIRE AGREEMENT/AMENDMENT.   THIS INSTRUMENT, INCLUDING ALL
EXHIBITS ATTACHED HERETO, CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS BETWEEN THE PARTIES, WRITTEN OR ORAL, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

         13.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument

         13.10 BINDING EFFECT/ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties; provided, however, that PRG Partnership, Surviving Partnership and PRG may assign its rights and obligations hereunder to an affiliate and to their lender or lenders.

         13.11 NO RULE OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by PRG Partnership, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

         13.12 COSTS OF ENFORCEMENT. In the event that PRG Partnership, Surviving Partnership or PRG, on the one hand, or the Partnership or the Partners, on the other hand, file suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those reasonable attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

         13.13 AMENDMENTS; WAIVERS. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of the terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         13.14 CHOICE OF FORUM. Each of the parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Dallas County, Texas. Each of the parties hereto consents to the in personam jurisdiction of any state or federal court in Dallas County, Texas and waives any objection to the venue of any such suit, action or proceeding. The parties hereto recognize that courts outside Dallas County, Texas may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Dallas County, Texas, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute proceedings only in a state or federal court in Dallas County, Texas.

         13.15 SERVICE OF PROCESS. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in
Section 16.1 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

         13.16 SEVERABILITY. If any provision of this Agreement shall be found to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect. In lieu of such provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such provision as may be possible and be legal, valid and enforceable.

         13.17 EXECUTION BY PARTNERS. Ronald Case, M.D., Brian Renz, M.D., Teo Kulyk, M.D. and Jay Mulaney, M.D. hereby executed this Agreement in their individual capacity, and as Partners of the Partnership.

                              [End of Page _____]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


PRG FL PARTNERSHIP I                    G.C.R. INVESTORS


By: /s/ RICHARD J. D'AMICO              By: /s/ BRIAN RENZ
    -------------------------------         ------------------------------------
Its:                                    Its: Partner
     ------------------------------          -----------------------------------


PHYSICIANS RESOURCE GROUP, INC.


By: /s/ RICHARD J. D'AMICO                  /s/ RONALD CASE
    -------------------------------         ------------------------------------
                                            Ronald Case, M.D.
Its:
     ------------------------------
                                            /s/ BRIAN RENZ
                                            ------------------------------------
                                            Brian Renz, M.D.

                                            /s/ JAY MULANEY
                                            ------------------------------------
                                            Jay Mulaney, M.D.


Ronald Case, M.D., Brian Renz, M.D., and Jay Mulaney, M.D. hereby executed this Agreement in their individual capacity, and as partners of GCR Partnership.

                               INDEX TO EXHIBITS


         Exhibit                      Description
         -------                      -----------
         1.9                 Escrow Agreement

         2.1                 Capitalization of the Partnership

         2.3                 Permits and Licenses

         2.5                 Consents

         2.6                 Financial Information

         2.7                 Leases

         2.9                 Real and Personal Property; Encumbrances

         2.11                Patents and Trademarks; Names

         2.12                Directors and Officers; Payroll Information

         2.14                Contracts (other than Leases)

         2.16                Accounts Receivable/Payables/Working Capital

         2.19                Debt

         2.20                Insurance Policies

         2.21                Employee Benefit Plans

         2.29                Suppliers

         2.30                Banking Relations

         2.31                Ownership Interests of Interested Persons

         2.32                Payors

         4.1                 Capitalization of Clinic

         4.4                 Clinic Assets

         8.7                 Form of Service Agreement

         10.1(p)             Registration Rights Agreement

         ANNEX I             Merger Consideration

         EXHIBIT IIA         G.C.R. Investors Real Estate

         EXHIBIT IIB         Central Florida Eye Associates Partners Real Estate